As filed with the U.S. Securities and Exchange Commission on September 12, 2024

Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________

Brighthouse Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)
_________________________

Delaware (State or Other Jurisdiction of Incorporation or Organization)	81-3846992 (I.R.S. Employer Identification No.)
11225 North Community House Road, Charlotte, North Carolina (Address of Principal Executive Offices)	28277 (Zip Code)
Brighthouse Financial, Inc. Employee Stock Purchase Plan (Amended and Restated Effective April 3, 2024)
(Full Title of the Plan)

Allie Lin, Esq.
Executive Vice President and General Counsel
Brighthouse Financial, Inc.
11225 North Community House Road
Charlotte, North Carolina 28277
(Name and Address of Agent for Service)

980-365-7100
(Telephone Number, Including Area Code, of Agent for Service)
_________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer        ☑ Accelerated filer         ☐ Non-accelerated filer ☐
Smaller reporting company     ☐ Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, Brighthouse Financial, Inc., a Delaware corporation (the “Registrant”), is filing this registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) to register 600,000 additional shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) for issuance pursuant to the Brighthouse Financial, Inc. Employee Stock Purchase Plan (Amended and Restated Effective April 3, 2024) (the “Plan”).

In connection with the Plan, the Registrant previously filed with the Commission a registration statement on Form S-8 (Registration No. 333-225197) on May 24, 2018 (the “Prior Registration Statement”). In accordance with General Instruction E to Form S-8, the Registrant hereby incorporates by reference the contents of the Prior Registration Statement, except to the extent supplemented, superseded or modified by the specific information set forth below or the specific exhibits filed herewith.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 22, 2024 (Commission File No. 001-37905).

b)    The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, and June 30, 2024, filed with the Commission on May 8, 2024, and August 8, 2024, respectively (Commission File No. 001-37905).

c)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2023 (other than the portions of those documents not deemed to be filed).

d)     The description of the Registrant’s Common Stock contained in the Description of Securities, filed as Exhibit 4.20 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 22, 2024, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Registrant hereby undertakes to provide without charge to each person who has received a copy of the prospectus to which this registration statement relates, upon the written or oral request of any such person, a copy of any or all the documents that have been or may be incorporated by reference into this registration statement, other than exhibits to such documents (unless such exhibits are incorporated therein by reference).

Item 5.     Interests of Named Experts and Counsel.

The validity of the securities which may be issued by Brighthouse Financial, Inc. (the “Company”) pursuant to the Plan will be passed upon for the Company by Bruce Schindler, Deputy General Counsel of Brighthouse Services, LLC (“Brighthouse Services”), who has acted as counsel for the Company. Brighthouse Services is an indirect, wholly-owned subsidiary of the Company. Mr. Schindler is paid a salary by Brighthouse Services, is a participant in various employee benefit plans offered by the Company and its affiliates to employees generally, is paid equity-based compensation in accordance with the compensation programs of the Company and its affiliates, and owns shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the “DGCL,” permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors or officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. This provision, however, may not eliminate or limit the liability of (1) a director or officer for breach of the director or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) a director under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation. The restated certificate of incorporation of the Registrant contains such a provision.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL permits a Delaware corporation to advance litigation expenses, including attorneys’ fees, incurred by present and former directors and officers prior to the final disposition of the relevant proceedings. The advancement of expenses to a present director or officer is conditioned upon receipt of an undertaking by or on behalf of such director or officer to repay the advancement if it is ultimately determined that such director or officer is not entitled to be indemnified by the corporation. Advancement to former officers and directors may be conditioned upon such terms and conditions, if any, as the corporation may deem appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

The restated certificate of incorporation and the amended and restated bylaws of the Registrant authorize the corporation to indemnify its directors and officers to the fullest extent permitted by law.

The foregoing summaries are necessarily subject to the complete text of the DGCL and Registrant’s restated certificate of incorporation and amended and restated bylaws.

Item 8. Exhibits.

Number	Description
4.1
Restated Certificate of Incorporation of Brighthouse Financial, Inc., dated July 11, 2023 is incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q, filed on August 9, 2023 (File No. 001-37905).

4.2
Amended and Restated Bylaws of Brighthouse Financial, Inc., effective June 9, 2023, is incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on June 13, 2023 (File No. 001-37905).

4.3
Brighthouse Financial, Inc. Employee Stock Purchase Plan (Amended and Restated Effective April 3, 2024), is incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on June 10, 2024 (File No. 001-37905).

5.1*	Opinion of Bruce Schindler, Esq., Deputy General Counsel of Brighthouse Services, LLC.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Bruce Schindler (included in Exhibit 5.1).
24*	Powers of attorney (included on the signature pages of this registration statement).
107*	Filing fee table.
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 12th day of September, 2024.

BRIGHTHOUSE FINANCIAL, INC.
By: /s/ Jacob M. Jenkelowitz
Jacob M. Jenkelowitz
Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Allie Lin, Bruce Schindler and Jacob Jenkelowitz jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric T. Steigerwalt	President and Chief Executive Officer, and Director (Principal Executive Officer)	September 12, 2024
Eric T. Steigerwalt
/s/ Edward A. Spehar	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 12, 2024
Edward A. Spehar
/s/ Kristine H. Toscano	Chief Accounting Officer (Principal Accounting Officer)	September 12, 2024
Kristine H. Toscano
/s/ C. Edward Chaplin	Chairman of the Board and Director	September 12, 2024
C. Edward Chaplin
/s/ Stephen C. Hooley	Director	September 12, 2024
Stephen C. Hooley
/s/ Michael J. Inserra	Director	September 12, 2024
Michael J. Inserra
/s/ Carol D. Juel	Director	September 12, 2024
Carol D. Juel
/s/ Eileen A. Mallesch	Director	September 12, 2024
Eileen A. Mallesch
/s/ Diane E. Offereins	Director	September 12, 2024
Diane E. Offereins
/s/ Paul M. Wetzel	Director	September 12, 2024
Paul M. Wetzel
/s/ Lizabeth H. Zlatkus	Director	September 12, 2024
Lizabeth H. Zlatkus